Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408

LIZ CLAIBORNE INC. REPORTS 1st QUARTER SALES AND EPS

•	Reports Adjusted Diluted Q1 2006 EPS of $0.62
•	Reaffirms Fiscal 2006 EPS Guidance in the Range of $2.58 - $2.73
•	Provides Initial Q2 2006 EPS Guidance in the Range of $0.34 - $0.37
•	Repurchases Approximately 2.0 Million Shares for $75 Million in Q1 2006

New York, NY April 27, 2006 – Liz Claiborne Inc. (NYSE:LIZ) announced today diluted earnings per share (“EPS”) of $0.45 for the first quarter 2006 compared to diluted EPS of $0.65 for the first quarter 2005. Net sales for the first quarter 2006 were $1.171 billion, down 3.4% from the comparable 2005 period.

Adjusted diluted EPS for the first quarter 2006 were $0.62, compared to adjusted diluted EPS of $0.65 for the first quarter 2005, a 4.6% decrease. These results are adjusted to exclude the impact of:

•	A $0.15 reduction in EPS associated with the costs resulting from the Company’s recently announced streamlining initiatives;
•	A $0.01 increase in EPS associated with the savings resulting from the above initiatives; and
•

A $0.03 reduction in EPS associated with the incremental impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005.

The Company believes that these adjusted results provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to the adjusted results.

The Company will sponsor a conference call today at 10:00 am EDT to discuss its first quarter 2006 results. This call will be webcast to the general public and can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available through Thursday, May 18, 2006.

Paul R. Charron, Chairman and Chief Executive Officer, stated: “We performed on plan in the first quarter, despite continuing to operate in a conservative retail environment impacted by ongoing consolidation pressures and macroeconomic challenges. We are facing the challenges of today’s market head-on by taking costs out of the business, streamlining our operations for maximum efficiency and flexibility, and investing in our highest growth-potential brands. We are pleased with our progress to date.”

Mr. Charron continued, “Supported by our new, more streamlined structure, we are taking steps to better leverage our diverse and high-quality brand portfolio by focusing our investment dollars toward our “power brands,” such as Juicy Couture, Lucky Brand, Sigrid Olsen, and Mexx. We are placing a particular focus on retail door count increases, brand extensions and international expansion. We also remain committed to growth via acquisitions, and -- with our strong balance sheet and cash flow -- are well positioned to take advantage of strategic opportunities as they arise.”

FIRST QUARTER RESULTS

Net Sales

Net sales for the first quarter of 2006 were $1.171 billion, a decrease of $41 million, or 3.4%, compared to the first quarter of 2005. The impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses reduced net sales by approximately $21 million, or 1.7%, during the quarter. Net sales results for our business segments are provided below:

•	Wholesale Apparel net sales decreased $52 million, or 6.4%, to $758 million as a result of:
-

A $39 million net decrease across our wholesale apparel businesses (excluding sales to the off-price channel) primarily due to decreases in our domestic Liz Claiborne, Crazy Horse women’s, Ellen Tracy, Claiborne, Dana Buchman and Sigrid Olsen businesses, partially offset by increases in our J.H. Collectibles, Mexx Europe and licensed DKNY® Jeans women’s businesses, as well as the addition of our Tapemeasure, Stamp 10 (both men’s and women’s) and Tint businesses;

-	The inclusion of $16 million of sales from the recently acquired Prana (acquired November 2005) and Mac & Jac (acquired January 2006) businesses;
-	A $16 million decrease resulting from reduced sales to the off-price channel; and
-	A $13 million decrease resulting from the impact of foreign currency exchange rates in our international businesses.
•	Wholesale Non-Apparel net sales increased $2 million, or 1.2%, to $138 million as a result of:
-

A $12 million increase, or 14.7%, compared to 2005 in our accessories and jewelry businesses (excluding sales to the off-price channel) resulting primarily from increases in our Axcess, Monet, Juicy Couture and Lucky Brand businesses;

-

A $3 million decrease, or 17.2%, compared to 2005 in our cosmetics business (excluding sales to the off-price channel) primarily driven by reduced sales to the international channel of distribution; and

-	A $7 million decrease, or 23.1%, compared to 2005 resulting from reduced sales to the off-price channel.
-	The impact of foreign currency exchange rates in our international businesses was not material in this segment.
•	Retail net sales increased $9 million, or 3.4%, to $264 million as a result of:
-

A $17 million net increase primarily driven by the net addition over the last 12 months of 61 specialty retail and 34 outlet stores, reflecting in part the opening of 21 Lucky Brand, 20 Sigrid Olsen and 9 Mexx specialty retail stores, and 19 Mexx and 13 Liz Claiborne outlet stores in the United States, Canada and Europe in addition to a 1.1% comparable store sales increase in our specialty retail business (including a 4.6% comparable store sales increase in our domestic specialty retail business), partially offset by an 8.4% comparable store sales decrease in our outlet business; and

-	An $8 million decrease resulting from the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses.

Comparable store sales decreased by 3.7% overall. We ended the quarter with a total of 335 specialty retail stores, 322 outlet stores and 624 international concession stores.

•	Corporate net sales, consisting of licensing revenue, were $11 million, flat compared to last year.

Gross Profit

Gross profit decreased $14 million, or 2.5%, to $544 million in the first quarter of 2006 over the first quarter of 2005. Gross profit decreased by approximately $12 million in the quarter due to the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses. Costs associated with our streamlining initiatives in our Asian sourcing offices reduced gross profit by $1 million. Gross profit as a percent of net sales increased to 46.4% in 2006 from 46.0% in 2005. The increased gross profit rate reflected the positive impact of our sourcing initiatives and a changing mix within our portfolio, primarily reflecting an increased proportion of sales from our Canadian retail and domestic specialty retail businesses, which run at higher gross profit rates than the Company average, as well as a decreased proportion of sales from our domestic Liz Claiborne apparel business, which runs at a lower gross profit rate than the Company average, partially offset by lower gross profit rates in our Mexx Europe, Sigrid Olsen, Dana Buchman and outlet businesses.

Selling, General & Administrative Expenses

Selling, General & Administrative expenses (“SG&A”) increased $27 million, or 6.2%, to $467 million in the first quarter of 2006 over the first quarter of 2005 and as a percent of net sales was 39.9%, compared to 36.2% in the first quarter of 2005. The SG&A increase reflected the following:

•	The inclusion of $24 million of expenses, offset by savings of $2 million, resulting from the Company’s recently announced streamlining initiatives;
•	A $24 million increase primarily resulting from the expansion of our domestic and international retail businesses;
•	The inclusion of $6 million of expenses from the recently acquired Prana and Mac & Jac businesses;
•

The inclusion of $4 million of incremental expenses resulting from the adoption of FASB 123R and the shift in the composition of our equity-based management compensation toward restricted stock and away from stock options;

•	An $18 million net decrease in wholesale and corporate expenses; and
•	An $11 million decrease resulting from the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses.

The increased SG&A rate primarily reflected the impact of the expenses described above, in addition to the increased proportion of expenses related to our Mexx Europe business and our domestic and Canadian specialty retail businesses, which run at higher SG&A rates than the Company average, as described above, in addition to reduced expense leverage resulting from the decreased proportion of expenses related to our domestic Liz Claiborne wholesale apparel business, which runs at a lower SG&A rate than the Company average.

Operating Income

Operating income for the first quarter of 2006 was $77 million, compared to $119 million in the first quarter of 2005. Operating income decreased by $1 million due to the impact of foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses. Operating income as a percent of net sales decreased to 6.6% in 2006 compared to 9.8% in 2005.

Adjusted operating income for the first quarter 2006 was $105 million, compared to adjusted operating income of $119 million for the first quarter 2005, an 11.8% decrease. Adjusted operating income as a percent of net sales decreased to 9.0% in 2006 compared to 9.9% in 2005. These results are adjusted to exclude the impact of:

•

A $5 million reduction in operating income associated with the impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005;

•	A $25 million reduction in operating income associated with the costs resulting from the Company’s recently announced streamlining initiatives; and
•	A $2 million increase in operating income associated with the savings resulting from the above initiatives.

The Company believes that these adjusted results and the adjusted results by segment outlined below provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to adjusted results.

Operating income by business segment is provided below:

•

Wholesale Apparel operating income was $79 million (10.4% of net sales) in 2006 compared to $105 million (13.0% of net sales) in 2005, principally reflecting $14 million of net costs associated with our streamlining initiatives in addition to decreased profits in our Dana Buchman, Crazy Horse women’s, Sigrid Olsen, Liz Claiborne, Ellen Tracy and Claiborne businesses, partially offset by increased profits in our J.H. Collectibles business and the addition of our Prana business. Excluding the costs and savings associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale apparel operating income was $96 million, or 12.7% of net sales.

•

Wholesale Non-Apparel operating income was $16 million (11.2% of net sales) in 2006 compared to $12 million (8.7% of net sales) in 2005, principally reflecting $3 million of net costs associated with our streamlining initiatives, more than offset by increases in our licensed Kenneth Cole jewelry business and mid-tier jewelry, handbags and fashion accessories businesses. Excluding the costs associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, wholesale non-apparel operating income was $20 million, or 14.1% of net sales.

•

Retail operating loss was $25 million ((9.6%) of net sales) in 2006 compared to an operating loss of $7 million ((2.9%) of net sales) in 2005, principally reflecting $6 million of net costs associated with our streamlining initiatives, losses in our outlet business and decreased profits in our European specialty retail businesses. Excluding the costs associated with our streamlining initiatives and the impact of FASB 123R and the shift in equity compensation, retail operating loss was $19 million, or (7.1%) of net sales.

•	Corporate operating income, primarily consisting of licensing income, was $8 million in 2006 compared to $9 million in 2005.

Other Income (Expense), Net

Other income (expense), net, reflected income of $3 million in the first quarter of 2006 compared to $1 million of expense in the first quarter of 2005. In 2006 the income was comprised of $4 million of gain from the sale of certain equity investments, partially offset by minority interest expense. In 2005 other expense, net, was primarily comprised of $1 million of minority interest expense.

Net Interest Expense

Net interest expense in the first quarter of 2006 was $7 million, compared to $8 million in 2005.

Income Taxes

The Company’s effective tax rate in the first quarter of 2006 was 36.0% compared to 35.4% in 2005 primarily due to a shift in earnings to jurisdictions with higher statutory tax rates.

Net Income

Net income in the first quarter of 2006 decreased to $47 million, or 4.0% of net sales, from $71 million, or 5.9% of net sales, in the first quarter of 2005. Diluted earnings per common share decreased to $0.45 in 2006 from $0.65 in 2005, a 30.8% decrease.

Adjusted diluted EPS for the first quarter 2006 were $0.62, compared to adjusted diluted EPS of $0.65 for the first quarter 2005, a 4.6% decrease.

The Company believes that these adjusted results provide a more meaningful comparison of its operational and financial performance. The attached table captioned “Reconciliation of Non-GAAP Financial Information” provides a full reconciliation of actual results to the adjusted results.

Average diluted shares outstanding decreased by 5.2 million shares to 104.9 million in the first quarter of 2006 compared to 2005 as a result of the impact of shares repurchased during 2005 and the first quarter of 2006, partially offset by the exercise of stock options and the effect of dilutive securities.

BALANCE SHEET AND CASH FLOW

We ended the first quarter of 2006 with $99 million in cash and marketable securities, compared to $131 million at the end of the first quarter of 2005, and with $492 million of debt outstanding, compared to $507 million at the end of the first quarter of 2005. This $17 million increase in our net debt position over the last twelve months is primarily attributable to $273 million in share repurchases, $169 million in capital and in-store expenditures, the $10 million payment made in connection with the purchase of an additional 1.9% of the equity interest of Lucky Brand, the 45 million Canadian dollars ($37 million) final payment made in connection with the fiscal 2002 acquisition of Mexx Canada, the $36 million payment made in connection with the acquisition of Prana and the 25 million Canadian dollars ($22 million) payment made in connection with the acquisition of Mac & Jac, partially offset by cash flow from operations for the last twelve months of $477 million and the effect of foreign currency translation on our Eurobond (which reduced our debt balance by $30 million). We ended the first quarter of 2006 with $1.991 billion in stockholders’ equity, giving us a total debt to total capital ratio of 19.8% at the end of the first quarter of 2006, compared to 21.0% at the end of the first quarter of 2005. We ended the first quarter of 2006 with approximately $78 million remaining on our share repurchase authorization.

Accounts receivable decreased $31 million, or 4.6%, at the end of the first quarter of 2006 compared to the end of the first quarter of 2005, primarily due to an $11 million decrease resulting from foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses, as well as decreased sales and timing of shipments in our wholesale apparel business.

Inventories increased $1 million, or 0.1%, at the end of the first quarter of 2006 compared to the end of the first quarter of 2005, primarily due to a $37 million increase resulting from acquisitions, new business initiatives and the expansion of our retail business, net of discontinued lines, partially offset by a $29 million decrease in inventories in our comparable businesses and an $8 million decrease resulting from foreign currency exchange rates, primarily as a result of the weakening of the euro, in our international businesses.

Net cash used in operating activities was $130 million in 2006, compared to $167 million in 2005. This $37 million change in cash flow was primarily due to changes in working capital, resulting from changes in accounts receivable due to lower shipments in our wholesale businesses, accounts payable due to the timing of payments and accrued expenses primarily due to a reduction of certain employment-related obligations, partially offset by reduced net income and changes in our income tax payable balances.

Net cash used in investing activities was $63 million in 2006, compared to $89 million in 2005. Net cash used in 2006 primarily reflected the $10 million payment made in connection with the purchase of an additional 1.9% of the equity interest of Lucky Brand and the 25 million Canadian dollars ($22 million) payment made in connection with the acquisition of Mac & Jac, as well as $36 million for capital and in-store expenditures, partially offset by proceeds from the sale of certain equity investments. Net cash used in 2005 primarily reflected the $35 million payment made in connection with the purchase of an additional 8.25% of the equity interest of Lucky Brand and the $30 million payment made in connection with the acquisition of C & C California, as well as $26 million in capital and in-store expenditures.

Net cash used in financing activities was $46 million in 2006, compared to $8 million in 2005. This $38 million increase in cash used primarily reflected a $75 million increase in stock repurchases, partially offset by a $25 million increase in commercial paper and short-term borrowings as well as an $11 million increase in proceeds from the exercise of stock options.

FORWARD OUTLOOK

Fiscal 2006

For fiscal 2006, we are reaffirming our previous guidance, projecting net sales to increase low single digits compared to fiscal 2005, an operating margin in the range of 9.2 - 9.6% and EPS in the range of $2.58 - $2.73. Foreign currency exchange rates are expected to reduce 2006 sales by approximately 1% and will have an immaterial impact on 2006 EPS.

The fiscal 2006 results are projected to include a $0.32 reduction in EPS, or an approximate 110 basis point reduction in operating margin, due to the following:

•

A $0.05 reduction in EPS associated with the incremental impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005;

•	A $0.36 reduction in EPS associated with the costs resulting from the Company’s recently announced streamlining initiatives;

•	An $0.18 increase in EPS associated with the savings resulting from the above initiatives; and
•	A $0.09 reduction in EPS associated with the reinvestment of a portion of these savings in marketing and in-store support.

Sales by segment for fiscal 2006 are projected as follows:

•	In our wholesale apparel segment, we expect 2006 net sales to decrease low single digits compared to 2005.
•	In our wholesale non-apparel segment, we expect 2006 net sales to increase high single digits compared to 2005.
•	In our retail segment, we expect 2006 net sales to increase in the mid teens compared to 2005.
•	In our corporate segment, we expect 2006 licensing revenue to increase by 10% compared to 2005.

Second Quarter 2006

For the second quarter of 2006, we are projecting net sales to be flat to up low single digits compared to the second quarter of 2005, an operating margin in the range of 5.8 – 6.2% and EPS in the range of $0.34 - $0.37. Foreign currency exchange rates are expected to reduce second quarter 2006 sales by approximately 1% and will have an immaterial impact on second quarter 2006 EPS.

Second quarter 2006 results are projected to include a $0.10 incremental reduction in EPS, or an approximate 150 basis point reduction in operating margin, due to the following:

•

A $0.03 reduction in EPS associated with the incremental impact of the adoption of FASB 123R at the beginning of the third quarter of 2005 and the shift in the composition of our equity-based management compensation program in 2005;

•	A $0.09 reduction in EPS associated with the costs resulting from the Company’s recently announced streamlining initiatives;
•	A $0.04 increase in EPS associated with the savings resulting from the above initiatives; and
•	A $0.02 reduction in EPS associated with the reinvestment of a portion of the savings resulting from the Company’s recently announced streamlining initiatives.

Sales by segment for the second quarter of 2006 are projected as follows:

•	In our wholesale apparel segment, we expect second quarter 2006 net sales to decrease mid to high single digits compared to 2005.
•	In our wholesale non-apparel segment, we expect second quarter 2006 net sales to increase mid teens compared to 2005.
•	In our retail segment, we expect second quarter 2006 net sales to increase in the low teens compared to 2005.
•	In our corporate segment, we expect second quarter 2006 licensing revenue to increase by 10% compared to 2005.

All of these forward-looking statements exclude the impact of any future acquisitions or additional stock repurchases.

Liz Claiborne Inc. designs and markets an extensive range of branded women’s and men’s apparel, accessories and fragrance products. Our diverse portfolio of quality brands - available domestically and internationally via wholesale and retail channels - consistently meets the widest range of consumers’ fashion needs, from classic to contemporary, active to relaxed and denim to streetwear.

Liz Claiborne Inc.’s brands include Axcess, Belongings, Bora Bora, C & C California, City Unltd., Claiborne, Crazy Horse, Curve, Dana Buchman, Elisabeth, Ellen Tracy, Emma James, Enyce, First Issue, Intuitions, J.H. Collectibles, Juicy Couture, Kenzie, Kenziegirl, Laundry by Shelli Segal, LIZ, Liz Claiborne, Lucky Brand Jeans, Mac & Jac, Mambo, Marvella, MetroConcepts, Mexx, Monet, Monet 2, Prana, Realities, Rhythm & Blues, Sigrid Olsen, Soul, Spark, Stamp 10, Tapemeasure, Tint, Trifari, Villager and Yzza. In addition, Liz Claiborne Inc. holds the exclusive, long-term license to produce and sell men’s and women’s collections of DKNY® Jeans and DKNY® Active in the Western Hemisphere. The Company also has the exclusive license to produce jewelry under the Kenneth Cole New York and Reaction Kenneth Cole brand names.

Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2006 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include risks related to the continuing challenging retail and macro-economic conditions, including the levels of consumer confidence and discretionary spending and the levels of customer traffic within department stores, malls and other shopping and selling environments, and a continuation of the deflationary trend in prices for apparel products; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation among one or more of the Company’s larger customers, such as the recently completed merger between Federated Department Stores, Inc. and The May Department Store Company; risks associated with providing for the succession of senior management; risks related to retailer and consumer acceptance of the Company’s products; risks related to the Company’s ability, especially through its sourcing, logistics and technology functions, to operate within substantial production and delivery constraints, including risks associated with the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products, as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the operation and expansion of the Company’s own retail business; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with the Company’s ability to identify appropriate acquisition candidates and negotiate favorable financial and other terms, against the background of increasing market competition (from both strategic and financial buyers) for the types of acquisitions the Company has made; risks associated with acquisitions and new product lines and markets, including risks relating to integration of acquisitions, retaining and motivating key personnel of acquired businesses and achieving projected or satisfactory levels of sales, profits and/or return on investment; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel; risks associated with any significant disruptions in the Company’s relationship with, and any work stoppages by, its employees, including its union employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing intellectual property; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in our 2005 Annual Report on Form 10-K, including, without limitation, those set forth under the heading “Risk Factors” and under the heading “Statement Regarding Forward-Looking Disclosure”. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables attached

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF INCOME

(All amounts in thousands, except per share data)

(Unaudited)

	13 weeks ended	% of	13 weeks ended	% of
	April 1, 2006	Sales	April 2, 2005	Sales

Net Sales	$1,171,201	100.0%	$1,212,407	100.0%
Cost of Goods Sold	627,188	53.6%	654,177	54.0%
Gross Profit	544,013	46.4%	558,230	46.0%

Selling, general & administrative expenses	466,882	40.0%	439,474	36.2%

Operating Income	77,131	6.6%	118,756	9.8%

Other income (expense), net	3,313	0.3%	(614)	(0.1%	)

Interest expense, net	(7,105)	(0.6% )	(7,588)	(0.6%	)

Income Before Provision for Income Taxes	73,339	6.3%	110,554	9.1%

Provision for Income Taxes	26,402	2.3%	39,136	3.2%
Net Income	$46,937	4.0%	$$71,418	5.9%

Weighted Average Common Shares Outstanding	103,422		108,063

Basic Earnings per Common Share	$0.45		$0.66

Weighted Average Common Shares and Share Equivalents Outstanding	104,870		110,059

Diluted Earnings per Common Share	$0.45		$0.65

Supplemental Information:
Dividends per Common Share (Rounded to the nearest penny)	$0.06		$0.06

LIZ CLAIBORNE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands except per share data)

(Unaudited)

The following is a reconciliation of Net Income to Net Income Excluding Streamlining Initiatives and FASB 123R Impact:

	13 weeks ended	13 weeks ended
	April 1, 2006	April 2, 2005
Net Income	$46,937	$71,418

Income Tax Provision	26,402	39,136
Interest Expense, net	7,105	7,588
Other Income / Expense, net	(3,313)	614

Operating Income	77,131	118,756

Streamlining Initiatives Expenses (1)	25,103	--
Streamlining Initiatives Savings (1)	(1,762)	--
FASB 123R Impact/Shift in Equity Based Compensation (2)	4,890	703

Operating Income Excluding Streamlining Initiatives and FASB 123R Impact	$105,362	$119,459

Other Income / Expense, net	3,313	(614)
Interest Expense, net	(7,105)	(7,588)
Income Tax Provision	(36,565)	(39,385)

Net Income Excluding Streamlining Initiatives and FASB 123R Impact	$65,005	$71,872

Basic Earnings per Common Share Excluding Streamlining Initiatives and FASB 123R Impact (1) & (2)	$0.63	$0.67

Diluted Earnings per Common Share Excluding Streamlining Initiatives and FASB 123R Impact (1) & (2)	$0.62	$0.65

Basic Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.60	$0.66

Diluted Earnings per Common Share Excluding Streamlining Initiatives (1)	$0.59	$0.65

(1)

In the 13 weeks ended April 1, 2006, the Company recorded expenses related to its streamlining initiatives of $14.9 million ($23.3 million pretax) or $0.14 per share, net of savings of $1.1 million ($1.8 million pretax) or $0.01 per share.

(2)

The impact of the adoption of FASB 123R (including the shift in equity based compensation) on the Company’s operating income was $3.1 million ($4.9 million pretax) or $0.03 per share for the 13 weeks ended April 1, 2006 and $454,000 ($703,000 pretax) or $0.004 per share for the 13 weeks ended April 2, 2005.

LIZ CLAIBORNE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(All dollar amounts in thousands)

(Unaudited)

	April 1, 2006	April 2, 2005
Assets
Current Assets:
Cash and cash equivalents	$90,371	$123,384
Marketable Securities	8,464	7,578
Accounts receivable – trade, net	639,292	669,811
Inventories, net	563,799	563,133
Deferred income taxes	53,207	51,351
Other current assets	122,490	104,093
Total Current Assets	1,477,623	1,519,350

Property and Equipment, Net	493,105	467,169
Goodwill and Intangibles, Net	1,288,300	1,111,627
Other Assets	11,447	10,901
Total Assets	$3,270,475	$3,109,047

Liabilities and Stockholders’ Equity
Current Liabilities	$696,828	$637,764
Long-Term Debt and Obligations Under Capital Leases	462,947	461,348
Other Non-Current Liabilities	60,992	51,694
Deferred Income Taxes	55,531	52,043
Minority Interest	2,866	3,350
Stockholders’ Equity	1,991,311	1,902,848
Total Liabilities and Stockholders’ Equity	$3,270,475	$3,109,047

LIZ CLAIBORNE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All dollar amounts in thousands)

(Unaudited)

	13 weeks ended	13 weeks ended
	April 1, 2006	April 2, 2005

Cash Flows from Operating Activities:
Net income	$46,937	$71,418
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	32,345	29,040
Deferred income taxes	(2,911)	(1,069)
Share-based compensation	3,471	3,661
Tax benefit on exercise of stock options	2,652	1,620
Gain on sale of securities	(3,583)	--
Streamlining initiatives, fixed asset write-downs	4,729	--
Other, net	(8)	(2)
Change in current assets and liabilities, exclusive of acquisitions:
Increase in accounts receivable – trade, net	(212,721)	(241,975)
Increase in inventories, net	(17,041)	(24,393)
Increase in other current assets	(9,513)	(13,850)
Increase in accounts payable	28,283	17,117
Decrease in accrued expenses	(4,812)	(26,141)
Increase in income taxes payable	1,743	18,064
Net cash used in operating activities	(130,429)	(166,510)

Cash Flows from Investing Activities:
Purchases of investment instruments	(35)	(67)
Proceeds from sales of securities	8,054	--
Purchases of property and equipment	(30,531)	(24,325)
Payments for acquisitions, net of cash acquired	(35,659)	(62,451)
Payments for in-store merchandise shops	(5,520)	(1,430)
Other, net	448	(1,068)
Net cash used in investing activities	(63,243)	(89,341)

Cash Flows from Financing Activities:
Short term borrowings	(19,421)	(10,289)
Principal payments under capital lease obligations	(927)	(517)
Commercial paper, net	34,841	--
Proceeds from exercise of common stock options	20,276	9,280
Purchase of common stock	(75,285)	--
Dividends paid	(5,871)	(6,091)
Excess tax benefits related to stock options	734	--
Net cash used in financing activities	(45,653)	(7,617)

Effect of Exchange Rate Changes on Cash	1,169	1,215

Net Change in Cash and Cash Equivalents	(238,156)	(262,253)
Cash and Cash Equivalents at Beginning of Period	328,527	385,637
Cash and Cash Equivalents at End of Period	$90,371	$123,384

LIZ CLAIBORNE INC.

SEGMENT REPORTING

(All dollar amounts in thousands)

(Unaudited)

	13 weeks ended April 1, 2006	% to Total	13 weeks ended April 2, 2005	% to Total
NET SALES:
Wholesale Apparel	$757,521	64.7%	$809,646	66.8%
Wholesale Non-Apparel	138,233	11.8%	136,660	11.3%
Retail	264,235	22.6%	255,534	21.1%
Corporate	11,212	0.9%	10,567	0.8%
Total Net Sales	$1,171,201	100.0%	$1,212,407	100.0%

	13 weeks ended April 1, 2006	% of Sales	13 weeks ended April 2, 2005	% of Sales
OPERATING INCOME:
Wholesale Apparel	$78,706	10.4%	$105,425	13.0%
Wholesale Non-Apparel	15,548	11.2%	11,948	8.7%
Retail	(25,254)	(9.6% )	(7,463)	(2.9% )
Corporate	8,131	72.5%	8,846	83.7%
Total Operating Income	$77,131	6.6%	$118,756	9.8%

	13 weeks ended April 1, 2006	% to Total	13 weeks ended April 2, 2005	% to Total
NET SALES:
Domestic	$849,767	72.6%	$900,064	74.2%
International	321,434	27.4%	312,343	25.8%
Total Net Sales	$1,171,201	100.0%	$1,212,407	100.0%

	13 weeks ended April 1, 2006	% of Sales	13 weeks ended April 2, 2005	% of Sales
OPERATING INCOME:
Domestic	$72,529	8.5%	$99,651	11.1%
International	4,602	1.4%	19,105	6.1%
Total Operating Income	$77,131	6.6%	$118,756	9.8%

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

13 weeks ended April 1, 2006

	Wholesale Apparel	Wholesale Non-Apparel	Retail	Corporate	Total

Net Sales	$757,521	$138,233	$264,235	$11,212	$1,171,201

Operating Income
As Reported:	$78,706	$15,548	$(25,254)	$8,131	$77,131

FASB 123R Impact (1)	3,281	926	645	38	4,890
Streamlining Initiatives Expenses	16,075	3,046	5,982	--	25,103
Streamlining Initiatives Savings	(1,643)	12	(131)	--	(1,762)

Adjusted Operating Income	$96,419	$19,532	$(18,758)	$8,169	$105,362
% of Sales	12.7%	14.1%	(7.1% )	72.9%	9.0%

13 weeks ended April 2, 2005

	Wholesale Apparel	Wholesale Non-Apparel	Retail	Corporate	Total

Net Sales	$809,646	$136,660	$255,534	$10,567	$1,212,407

Operating Income
As Reported:	$105,425	$11,948	$(7,463)	$8,846	$118,756

FASB 123R Impact (1)	472	133	93	5	703

Adjusted Operating Income	$105,897	$12,081	$(7,370)	$8,851	$119,459
% of Sales	13.1%	8.8%	(2.9% )	83.8%	9.9%

(1) FASB 123R Impact includes the shift in equity based compensation.

LIZ CLAIBORNE INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

13 weeks ended April 1, 2006

	Domestic	International	Total

Net Sales	$849,767	$321,434	$1,171,201

Operating Income
As Reported:	$72,529	$4,602	$77,131

FASB 123R Impact (1)	4,610	280	4,890
Streamlining Initiatives Expenses	17,693	7,410	25,103
Streamlining Initiatives Savings	(1,688)	(74)	(1,762)

Adjusted Operating Income	$93,144	$12,218	$105,362
% of Sales	11.0%	3.8%	9.0%

13 weeks ended April 2, 2005

	Domestic	International	Total

Net Sales	$900,064	$312,343	$1,212,407

Operating Income
As Reported:	$99,651	$19,105	$118,756

FASB 123R Impact (1)	663	40	703

Adjusted Operating Income	$100,314	$19,145	$119,459
% of Sales	11.1%	6.1%	9.9%

(1) FASB 123R Impact includes the shift in equity based compensation.